                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                GEVITY HR, INC.,

                            EPIX HOLDINGS CORPORATION

                                       AND

           THE SUBSIDIARIES OF EPIX HOLDINGS CORPORATION NAMED HEREIN

                                 March 26, 2004

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                                TABLE OF CONTENTS

                         LIST OF EXHIBITS AND SCHEDULES

1.0      Definitions                                                                                                  1

2.0      Basic Transaction                                                                                            1
2.01            Purchase and Sale of Assets......................................................................     1
2.02            Assumption of Assumed Liabilities................................................................     1
2.03            Purchase Price and Payment.......................................................................     1
2.04            The Closing......................................................................................     2
2.05            Deliveries at the Closing........................................................................     2
2.06            Allocation.......................................................................................     3
2.07            Apportionments...................................................................................     3
2.08            Designated Employees.............................................................................     3

3.0      Representations and Warranties of the Seller and the Subsidiaries                                            4
3.01            Organization and Capitalization of the Seller and the Subsidiaries...............................     4
3.02            Authorization of Transaction.....................................................................     5
3.03            Non-contravention................................................................................     5
3.04            Brokers' Fees....................................................................................     5
3.05            Title to Assets..................................................................................     6

3.06      Schedule of Transferred Clients                                                                             6
3.07            Tax Matters......................................................................................     6
3.08            Powers of Attorney...............................................................................     6
3.09            Insurance Contracts..............................................................................     6
3.10            Litigation.......................................................................................     7
3.11            Client Service Agreements........................................................................     7
3.12            Worksite Employees; Designated Employees.........................................................     7
3.13            Assumed Employee Plans...........................................................................     8
3.14            Intentionally Omitted............................................................................    10
3.15            Financial Statements.............................................................................    10
3.16            Events Subsequent to the Balance Sheet Date......................................................    11
3.17            Legal Compliance.................................................................................    11
3.18            Disclosure.......................................................................................    11
3.19            Referral Sources.................................................................................    11
4.0      Representations and Warranties of the Purchaser.                                                            11
4.01            Organization of the Purchaser....................................................................    11
4.02            Authorization of Transaction.....................................................................    11
4.03            Non-contravention................................................................................    12
4.04            Brokers' Fees....................................................................................    12

5.0      Post-Closing Covenants                                                                                      12
5.01            General; Access..................................................................................    12
5.02            Litigation Support...............................................................................    13
5.03            Transition.......................................................................................    13
5.04            Confidentiality..................................................................................    13
5.05            Covenant Not to Compete..........................................................................    13
5.06            Tax Matters......................................................................................    14
5.07            WARN Act.........................................................................................    14
5.08            Agreements with Referral Sources.................................................................    14
5.09            Voluntary Correction Program.....................................................................    15

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
6.0      Remedies for Breaches of this Agreement.                                                                    15
6.01            Survival of Representations, Warranties, Covenants and Agreements................................    15
6.02            Indemnification Provisions for Benefit of the Purchaser..........................................    15
6.03            Indemnification Provisions for Benefit of the Seller.............................................    17
6.04            Matters Involving Third Parties..................................................................    18
6.05            Exclusive Remedies...............................................................................    19
6.06            Mitigation.......................................................................................    19

7.0      Miscellaneous.                                                                                              19
7.01            Employee Matters.................................................................................    19
7.02            Press Releases and Public Announcements..........................................................    19
7.03            No Third Party Beneficiaries.....................................................................    20
7.04            Entire Agreement.................................................................................    20
7.05            Succession and Assignment........................................................................    20
7.06            Counterparts.....................................................................................    20
7.07            Headings.........................................................................................    20
7.08            Notices..........................................................................................    20
7.09            Governing Law....................................................................................    21
7.10            Amendments and Waivers...........................................................................    21
7.11            Severability.....................................................................................    22
7.12            Expenses.........................................................................................    22
7.13            Construction.....................................................................................    22
7.14            Incorporation of Exhibits and Schedules..........................................................    22
7.15            Specific Performance.............................................................................    22

Exhibit A - List of Subsidiaries
Exhibit B - Form of Transition Services Agreement
Exhibit C - Apportionment Schedule
Exhibit D - Professional Services Agreement
Exhibit E - Assignment and Assumption Agreements
Exhibit F - Escrow Agreement

DISCLOSURE SCHEDULE

Schedule of Transferred Clients: List of Clients, Annual Administrative Fee, Number of Worksite Employees and Other Information

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into as of March 26, 2004, by and among Gevity HR, Inc., a Florida corporation (the "Purchaser"), EPIX Holdings Corporation, a Delaware corporation (the "Seller"), and the subsidiaries of the Seller listed on Exhibit A attached hereto (individually, a "Subsidiary", and collectively, the "Subsidiaries"). The Purchaser, the Seller and the Subsidiaries are referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         WHEREAS, this Agreement contemplates a transaction in which simultaneously with the execution and delivery of this Agreement the Purchaser will purchase, and the Seller and the Subsidiaries will sell and assign to Purchaser, certain assets of the professional employer organization services business (the "PEO Business") of the Seller and the Subsidiaries.

         NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

         1.0 DEFINITIONS. For purposes of this Agreement and the Acquisition Documents, the capitalized terms shall have the meanings set forth in the attached Glossary of Terms.

         2.0 BASIC TRANSACTION.

                  2.01 Purchase and Sale of Assets. Upon and subject to the terms and conditions of this Agreement, simultaneously with the execution and delivery of this Agreement, the Purchaser is purchasing from the Seller and the Subsidiaries, and the Seller and the Subsidiaries are selling, transferring, conveying, assigning, and delivering to the Purchaser, all of the Acquired Assets, free and clear of all liens, claims, charges, Security Interests, and encumbrances of any kind or nature.

                  2.02 Assumption of Assumed Liabilities. Upon and subject to the terms and conditions of this Agreement, simultaneously with the execution and delivery of this Agreement, the Purchaser is assuming and becoming responsible for the performance and satisfaction of the Assumed Liabilities. Under no circumstances will the Purchaser assume or have any responsibility with respect to any of the Excluded Liabilities. The Seller will remain responsible for the performance and satisfaction of the Excluded Liabilities.

                  2.03 Purchase Price and Payment.

                           (a) The purchase price for the Acquired Assets shall
be $36 million, subject to adjustment as provided in Section 2.03(b) (the "Purchase Price"). Simultaneously with the execution and delivery of this Agreement, the Purchaser is delivering $33.5 million of the Purchase Price to EPIX I, Inc., for its own account as a Subsidiary and as agent for the Seller and the Subsidiaries, by wire transfer or other delivery of immediately available funds. On the Closing Date, the Purchaser will deposit $2.5 million of the Purchase Price with the Escrow

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Agent, to be held and disbursed in accordance with this Agreement and the provisions of the Escrow Agreement.

                           (b) In the event the Seller is required to pay
directly or indirectly to AIG a Short-Rate Penalty as a result of the termination by the Seller of its workers' compensation insurance program with AIG, the Purchase Price shall be increased by an amount equal to one-half of the amount of the Short-Rate Penalty paid by the Seller to AIG up to a maximum amount of $800,000, and references to the Purchase Price in this Agreement shall mean the sum of (i) $36 million plus (ii) the amount owed by the Purchaser pursuant to this Section 2.03(b). The Purchaser shall pay any amount so owed by wire transfer of immediately available funds to an account specified by the Seller within three days after receiving notice from the Seller specifying the amount of such short-rate penalty due, accompanied by written evidence reasonably satisfactory to the Purchaser establishing that such payment is due.

                  2.04 The Closing. The Closing is taking place simultaneously with the execution and delivery of this Agreement at the offices of the Purchaser, 600 301 Boulevard West, Suite 202, Bradenton, Florida. The Closing shall be effective and deemed to occur for all purposes hereunder at 12:01 a.m. eastern time on March 27, 2004 following the Closing Date (the "Effective Time").

                  2.05 Deliveries at the Closing. In addition to any other documents to be delivered under other provisions of this Agreement, at the
Closing:

                           (a) the Seller and the Purchaser have approved the
attached schedule of Transferred Clients which identifies as of March 19, 2004
(i) each of the Transferred Clients, (ii) the annualized administrative fees for such Transferred Clients, (iii) the number of Worksite Employees of such Transferred Clients and (iv) the payroll processing periods for the Transferred Clients (the "Schedule of Transferred Clients");

                           (b) the Seller has executed, acknowledged (if
appropriate) and delivered (or caused the Subsidiaries to execute, acknowledge and deliver) to the Purchaser:

                                    (i) evidence that the consents listed in
                  Schedule 2.05 of the Disclosure Schedule have all been obtained;

                                    (ii) assignment agreement(s) transferring
                  title to the Acquired Assets to the Purchaser in the form attached as Exhibit E; and

                                    (iii) a certificate of the Secretary of the
                  Seller and the Secretaries of each of the Subsidiaries certifying and attaching all requisite resolutions or actions of the boards of directors and shareholders of the Seller and the Subsidiaries approving the execution and delivery by the Seller and the Subsidiaries, as the case may be, of the Acquisition Documents to which they are a party and the consummation of the transactions contemplated in such Acquisition Documents, and certifying to the incumbency and signatures of the officers of the Seller and the Subsidiaries executing the Acquisition Documents and any other document relating to the transactions contemplated by this Agreement;

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                           (c) the Purchaser has executed, acknowledged (if
appropriate), and delivered to the Seller and the Subsidiaries:

                                    (i) assumption agreement(s) pursuant to
                  which the Purchaser is assuming the Assumed Liabilities in the form attached as Exhibit E; and

                                    (ii) a certificate of the Secretary of the
                  Purchaser certifying and attaching all requisite resolutions or actions of the Purchaser's board of directors approving the execution and delivery of the Acquisition Documents to which it is a party and the consummation of the transactions contemplated in such Acquisition Documents, and certifying to the incumbency and signatures of the officers of the Purchaser executing the Acquisition Documents to which it is a party and any other document relating to the transactions contemplated by this Agreement;

                           (d) the Purchaser and the Seller have executed and
delivered the Transition Services Agreement in the form attached hereto as Exhibit B;

                           (e) the Purchaser and the Seller have executed and
delivered a Professional Services Agreement in the form attached hereto as Exhibit D pursuant to which the Seller and one or more of the Subsidiaries will become a client of the Purchaser; and

                           (f) the Purchaser, the Seller, the Subsidiaries and
the Escrow Agent have executed and delivered the Escrow Agreement in the form of Exhibit F.

                  2.06 Allocation. The Parties agree to cooperate with each other in connection with the allocation of the Purchase Price among the Acquired Assets and the preparation of the statements and forms required by Section 1060 of the Code and the Treasury Regulations. The Parties shall finalize the allocation on or prior to the twentieth day following the Closing Date or such later date as the Seller and the Purchaser mutually agree upon. The Parties will make all necessary tax filings related to such allocation.

                  2.07 Apportionments. At the Closing, the items described on Exhibit C shall be apportioned between the Seller and the Purchaser in the manner set forth on Exhibit C. Immediately following the Closing, the Purchaser and the Seller shall cooperate with each other and work diligently to reconcile the items described on Exhibit C and to the extent payment to either Party pursuant to such apportionment was not made on the Closing Date, additional payments shall be made by the Party owing the other Party. In the event of a dispute between the Parties as to the proper apportionment, the matter in dispute shall be referred to a firm of independent auditors mutually satisfactory to the Parties which is not serving as the independent auditors for either Party, and the determination of such independent auditors as to such matter shall be conclusive and binding on the Parties. The fees and expenses of such independent auditors shall be borne by the Party whose position is not agreed to by such independent auditors.

                  2.08 Designated Employees. The Purchaser will offer employment to each of the employees of the Seller named on the Schedule of Designated Employees which has been provided by the Purchaser to the Seller (the "Designated Employees"). The Seller will provide to

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the Purchaser the respective periodic wages, salary and commission rates for the
Designated Employees. It is understood and agreed that the employment offered by the Purchaser to each Designated Employee will be "at will" and may be terminated by the Purchaser or the Designated Employee at any time for any reason (subject to any written commitments to the contrary made between the Purchaser and a Designated Employee); provided, however, that if any Designated Employee is terminated without cause by the Purchaser within the number of days of his or her hire date set forth on the Schedule of Designated Employees under the column headed "Applicable Employment Period," Purchaser agrees to pay such Designated Employee, as severance, the amount set forth on the Schedule of Designated Employees under the column headed "Applicable Severance Amount." With respect to Designated Employees for whom the Applicable Employment Period is listed as "Indefinite" and for whom the "Applicable Severance Amount" is listed as "Gevity Plan," the Purchaser agrees that, for purposes of determining such Designated Employees' severance benefits under such plan, such Designated Employee shall receive credit for all service with the Seller as if such Designated Employee was employed by the Purchaser for such period of service. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any of the Designated Employees employed by the Purchaser or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Designated Employees.

         3.0 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SUBSIDIARIES. The Seller and each of the Subsidiaries represent and warrant to the Purchaser that, except as set forth in the disclosure schedule (the "Disclosure Schedule") attached by the Parties (it being understood that the disclosure of any fact with respect to any section of this Agreement shall be deemed to be disclosure of that fact with respect to every other section of this Agreement, provided that it reasonably ascertainable that such disclosure would reasonably apply to another section or sections of this Agreement):

                  3.01 Organization and Capitalization of the Seller and the Subsidiaries.

                           (a) The Seller is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the Acquired Assets (a "Seller Material Adverse Effect"). The Seller has full corporate power and authority to carry on the PEO Businesses in which it is engaged. The Seller has delivered to the Purchaser correct and complete copies of the charter and bylaws of the Seller (as amended to date). For purposes of this Agreement, any event, occurrence, state of facts, developments, breaches or defaults which, individually or in the aggregate, adversely affects (i) one or more Transferred Clients which in the aggregate have more than 3,000 Worksite Employees, or (ii) one or more Transferred Clients which in the aggregate account for 5% or more of the total annualized administrative fees for all Transferred Clients as of March 19, 2004, shall be deemed to be a Seller Material Adverse Effect.

                           (b) Each Subsidiary is a corporation duly organized,
validly existing and in good standing under the laws of the jurisdiction of its incorporation. All of the issued and outstanding shares of capital stock of each of the Subsidiaries are owned directly or indirectly by

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the Seller. Each Subsidiary is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Seller Material Adverse Effect. Each Subsidiary has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the PEO Business in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it, except where the lack of any such license, permit or authorization would not have a Seller Material Adverse Effect on the PEO Business. The Seller has delivered to the Purchaser correct and complete copies of the charter and bylaws of each Subsidiary (as amended to date). The PEO Business is conducted entirely by the Subsidiaries.

                  3.02 Authorization of Transaction. Each of the Seller and the Subsidiaries has full corporate power and authority to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations in all respects as required by the Acquisition Documents. The board of directors and stockholders of the Seller and the board of directors and sole stockholder of each Subsidiary have duly authorized the execution, delivery and performance of the Acquisition Documents to which Seller or a Subsidiary is a party. The Acquisition Documents constitute valid and legally binding obligations of the Seller and each Subsidiary that is a party thereto, enforceable in accordance with their terms and conditions, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

                  3.03 Non-contravention. Except as disclosed in Section 3.03 of the Disclosure Schedule, neither the execution and the delivery of the Acquisition Documents, nor the consummation or performance of the transactions contemplated in the Acquisition Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency or court to which the Seller or any Subsidiary is subject or any provision of the charter or bylaws of the Seller or any Subsidiary, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or any Subsidiary is a party or by which the Seller or any Subsidiary is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of its Acquired Assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Seller Material Adverse Effect, or a material adverse effect on the ability of Seller or any Subsidiary to consummate the transactions contemplated in the Acquisition Documents. Section 3.03 of the Disclosure Schedule sets forth each Governmental Authorization, and each notice to, filing with, and authorization, consent, or approval of any Governmental Body or Third Party, which is required to be obtained by the Seller or any Subsidiary in order for the Parties and the Subsidiaries to consummate the transactions contemplated in the Acquisition Documents.

                  3.04 Brokers' Fees. Neither the Seller nor any Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated in the Acquisition Documents other than any fees payable to UBS Warburg LLC, which fees, to the extent payable, shall be the sole responsibility of the Seller.

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

                  3.05 Title to Assets. Except as set forth on Section 3.05 of the Disclosure Schedule, the Seller or a Subsidiary has good title to all of the Acquired Assets, free and clear of all Security Interests or restrictions on transfer.

                  3.06 Schedule of Transferred Clients. The Schedule of Transferred Clients accurately reflects the annualized administrative fees for each of the Transferred Clients listed thereon, the number of Worksite Employees of such Transferred Clients and the payroll processing dates for the Transferred Clients, in each case, as of March 19, 2004.

                  3.07 Tax Matters.

                           (a) With respect to all Taxes, the nonpayment of
which would result in a lien or other encumbrance on any of the Acquired Assets, would materially adversely affect the PEO Business or would result in Purchaser or its Affiliates becoming liable or responsible therefor, except as set forth on Section 3.07(a) of the Disclosure Schedule, (i) each of the Seller and the Subsidiaries has filed on a timely basis all Tax Returns with respect to such Taxes that it was required to file; (ii) all such Tax Returns were correct and complete in all material respects; (iii) all Taxes owed by the Seller or any Subsidiary (whether or not shown on any Tax Return) on or prior to the date hereof have been paid; (iv) neither the Seller nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return with respect to such Taxes; and (v) there are no Security Interests on any of the assets of the Seller or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any such Tax.

                           (b) Except as set forth on Section 3.07(b) of the
Disclosure Schedule, the Seller (or a Subsidiary, as applicable) has withheld and paid all Taxes which are due and are required to have been withheld and paid in connection with amounts paid or owing to any Worksite Employee prior to the Effective Time.

                           (c) Except as set forth on Section 3.07(c) of the
Disclosure Schedule, the Seller has not waived any statute of limitations in respect of, or agreed to any extension of time with respect to an assessment or deficiency relating to, any Taxes, the nonpayment of which would result in a lien or other encumbrance on any of the Acquired Assets, would otherwise adversely affect the PEO Business or would result in Purchaser or its Affiliates becoming liable or responsible therefor.

                           (d) Except as set forth on Section 3.07(d) of the
Disclosure Schedule, no unpaid Taxes of Seller or any Subsidiary that are due have created, or will create a lien or encumbrance on any of the Acquired Assets.

                  3.08 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Seller or any Subsidiary that could reasonably be expected to have a Seller Material Adverse Effect.

                  3.09 Insurance Contracts. The Seller has made available to the Purchaser for inspection a true and complete copy of the Insurance Contracts, including all endorsements and schedules thereto, listed in Section 3.09 of the Disclosure Schedule. Except as set forth in Section 3.09 of the Disclosure Schedule, as to the Seller and to the Knowledge of the Seller as to

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any other party: (i) each Insurance Contract is legal, valid, binding, enforceable, and in full force and effect, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles;
(ii) neither the Seller nor any Subsidiary nor any other party to such Insurance Contract is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Insurance Contract; (iii) all premiums due and payable by the Seller or any Subsidiary under the Insurance Contracts prior to the Effective Time have been paid in full; and (iv) no party to such Insurance Contract has repudiated to the Seller any provision thereof.

                  3.10 Litigation. Section 3.10 of the Disclosure Schedule sets forth each instance in which the Seller or any Subsidiary (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of the Seller is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in each case relating, directly or indirectly, to any Transferred Client, any Worksite Employee, any Designated Employee, or any of the Acquired Assets.

                  3.11 Client Service Agreements. Except as set forth in Section
3.11 of the Disclosure Schedule, as to the Seller and each Subsidiary and to the Knowledge of the Seller as to any other party: (i) each Client Service Agreement is legal, valid, binding, enforceable and in full force and effect, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles; (ii) neither the Seller nor any Subsidiary nor any other party to any Client Service Agreement is in material breach or default (including with respect to payment of fees and expenses or the giving of notices), and, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any Client Service Agreement; and (iii) no party to any Client Service Agreement has repudiated to the Seller any provision thereof or indicated to the Seller its intent to cancel such Client Service Agreement.

                  3.12 Worksite Employees; Designated Employees.

                           (a) Neither the Seller nor any Subsidiary is a party
to or bound by any collective bargaining agreement related to any Transferred Client or any Worksite Employees. Neither the Seller nor any Subsidiary has, since January 1, 2002, experienced any strikes, grievances, claims of unfair labor practices as against the Seller or any Subsidiary, or other collective bargaining disputes involving the Seller or any Subsidiary, related to any Transferred Client or Worksite Employees. Since January 1, 2002, neither the Seller nor any Subsidiary has committed or been charged or threatened with a charge of any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Transferred Client or any Worksite Employees.

                           (b) Except as set forth in Section 3.12(b) of the
Disclosure Schedule, the Seller and each Subsidiary are in material compliance with all applicable federal, state, local and foreign laws and regulations concerning the employer-employee relationship and with all

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agreements relating to the employment of its Worksite Employees and the
Designated Employees, including applicable wage and hour laws, fair employment laws, safety laws, workers' compensation statutes, unemployment laws, and social security laws. Except as described in Section 3.12(b) of the Disclosure Schedule, with respect to the Seller and any Subsidiary and the PEO Business, there are no pending or, to the Knowledge of the Seller, threatened claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other Labor Claims. Except as disclosed in Section 3.12(b) of the Disclosure Schedule, the Seller is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. Except as described in Section 3.12(b) of the Disclosure Schedule, there is no outstanding agreement or arrangement to which the Seller or any Subsidiary is a party with respect to severance payments with respect to any Designated Employee or any Worksite Employee.

                  3.13 Assumed Employee Plans.

                           (a) Set forth in Section 3.13 of the Disclosure
Schedule is a complete and correct list of the only employee benefit plans, as defined by Section 3(3) of ERISA, that (i) are maintained or contributed to by either the Seller as an employer or any other corporation or trade or business as an employer that is controlled by, controlling or under common control with the Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate"); (ii) provide benefits to any current or former director, officer or employee of Seller, Worksite Employee or service provider of the Seller or any ERISA Affiliate of the Seller, or the dependents of any thereof; and (iii) are to be assumed by the Purchaser (individually, an "Assumed Employee Plan" and, collectively, the "Assumed Employee Plans").

                           (b) For each Assumed Employee Plan, the Seller has
delivered to the Purchaser true, accurate and complete copies of (i) the documents comprising each Assumed Employee Plan; (ii) all trust agreements, insurance contracts or any other funding instruments related to each Assumed Employee Plan; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Body that pertain to each Assumed Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Body with respect to each Assumed Employee Plan during the current year and each of the three preceding years; (v) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Assumed Employee Plan; and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding each Assumed Employee Plan.

                           (c) Except as disclosed in Section 3.13(c) of the
Disclosure Schedule, full and timely payment has been or will be made of all amounts that are required either (i) under the terms of each Assumed Employee Plan or (ii) pursuant to 29 C.F.R. Section 2510.3-102, to be paid as contributions to each Assumed Employee Plan prior to the Effective Time.

                           (d) Neither the Seller nor any ERISA Affiliate
sponsors, maintains or otherwise contributes to or has ever sponsored, maintained or otherwise contributed to any employee benefit plan, as defined in
Section 3(3) of ERISA, that is or was subject to Title IV of ERISA or Section 412 of the Code or that constituted a multiemployer plan as defined in Section 3(37) of ERISA.

                           (e) The Seller and its ERISA Affiliates have, at all
times, complied, and currently comply, in all material respects with the applicable continuation coverage requirements for each Assumed Employee Plan that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA (each, an "Employee Welfare Benefit Plan"), including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

                           (f) Except as disclosed in Section 3.13(f) of the
Disclosure Schedule, the form of each Assumed Employee Plan and its related trust is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and each such plan has been operated in substantial compliance with such laws and the written Assumed Employee Plan documents. To Seller's Knowledge, neither the Seller nor any fiduciary of an Assumed Employee Plan has violated the requirements of Section 404 of ERISA. Except as disclosed in Section 3.13(f) of the Disclosure Schedule, all required reports and descriptions of the Assumed Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Assumed Employee Plans have been appropriately given.

                           (g) Except as disclosed in Section 3.13(g) of the
Disclosure Schedule, (i) each Assumed Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Seller has no Knowledge of any circumstances that will or could reasonably be expected to result in revocation of any such favorable determination letter and (ii) each trust created under any Assumed Employee Plan that is intended to be exempt from taxation under Section 501(a) of the Code has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could reasonably be expected to result in a revocation of such exemption.

                           (h) Except as disclosed in Section 3.13(h) of the
Disclosure Schedule, there is no pending or threatened Proceeding relating to any Assumed Employee Plan, nor, to the

Knowledge of the Seller, is there any Basis for any such Proceeding. Except as disclosed in Section 3.13(h) of the Disclosure Schedule, to the Knowledge of the Seller, neither the Seller nor any fiduciary of an Assumed Employee Plan has engaged in a transaction with respect to any Assumed Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Seller, any Subsidiary or the Purchaser to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or is a violation of Section 406 of ERISA. The consummation of the transactions contemplated by this Agreement will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA. The term "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                           (i) Except for the continuation coverage requirements
of COBRA, the Seller has no obligations or potential liability for benefits to employees, former employees (including Worksite Employees) or their respective dependents following termination of employment or retirement under any of the Assumed Employee Plans that are Employee Welfare Benefit Plans.

                           (j) No written or oral representations have been made
by the Seller or any Subsidiary to any Worksite Employee or former Worksite Employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the Closing (except to the extent required under COBRA). No written or oral representations have been made by the Seller or any Subsidiary to any employee or former employee (including Worksite Employees) of Seller concerning the employee benefits of the Purchaser.

                           (k) Each Assumed Employee Plan subject to the
provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as applicable, for each plan year ending prior to the Closing.

                           (l) The consummation of the transactions contemplated
by this Agreement will not accelerate or increase any liability under any Assumed Employee Plan.

                           (m) Each Assumed Employee Plan that is a pension
plan, within the meaning of Section 3(2) of ERISA, of the Seller and its ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code either (i) has been maintained as a multiple employer plan from and after May 13, 2002, or (ii) has been the subject of timely and appropriate remedial action taken in accordance with Revenue Procedure 2002 - 21.

                  3.14 Intentionally Omitted.

                  3.15 Financial Statements. The financial statements relating to the PEO Business previously provided by the Seller to the Purchaser, copies of which are attached as Section 3.15 to the Disclosure Schedule, in the opinion of Seller's management fairly present the financial condition of the PEO Business as of the respective dates thereof and the results of operations of the PEO Business for the periods indicated, it being understood that such financial statements have not been audited or reviewed by independent accountants and do not contain footnote disclosures and reflect assets and liabilities which are not being acquired by Purchaser.

                  3.16 Events Subsequent to the Balance Sheet Date. Since December 31, 2003, there has not been any material adverse change, singly or in the aggregate, in the financial condition or results of operations of the PEO Business nor has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing.

                  3.17 Legal Compliance. Except as disclosed in Section 3.17 of the Disclosure Schedule, the Seller and the Subsidiaries and their respective predecessors and Affiliates have each complied in all material respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) which are specifically applicable to the PEO Business.

                  3.18 Disclosure. To Seller's knowledge, no representation or warranty of the Seller in this Agreement or in any Schedule furnished by the Seller, or in connection with the transactions contemplated herein, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading, and all such representations, warranties and Schedules are true.

                  3.19 Referral Sources. Section 3.19 of the Disclosure Schedule identifies (i) each Person that currently provides business referrals to the Seller or any Subsidiary for a fee or commission paid by the Seller or any Subsidiary (collectively, the "Referral Sources") and (ii) as to each Referral Source, whether or not the Seller of any Subsidiary has any marketing agreement, 1099 agreement or other agreement with such Referral Source (collectively the "Marketing and Referral Agreements").

         4.0 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller that:

                  4.01 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Purchaser is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse affect on the business, financial condition, operations or results of operations of the Purchaser. The Purchaser has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.

                  4.02 Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations thereunder. The board of directors of the Purchaser has duly authorized the execution, delivery, and performance of the Acquisition Documents to which the Purchaser is a party. No approval of the stockholders of the Purchaser is required in order for the Purchaser to consummate the transactions contemplated by this Agreement. The Acquisition Documents constitute the valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms and conditions.

                  4.03 Non-contravention. Neither the execution and the delivery of the Acquisition Documents to which it is a party, nor the consummation of the transactions contemplated in the Acquisition Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject. The Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by the Acquisition Documents.

                  4.04 Brokers' Fees. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated in the Acquisition Documents other than fees payable to Croft & Bender LLC, which fees shall be the sole responsibility of the Purchaser.

                  5.0 POST-CLOSING COVENANTS. The Parties agree with respect to the period following the Closing:

                  5.01 General; Access.

                           (a) If at any time after the Closing, any further
action is necessary or desirable to carry out the purposes of the Acquisition Documents, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

                           (b) For a period of six years after the Closing Date,
the Seller, the Subsidiaries and their respective representatives shall have reasonable access to all of the books and records transferred to Purchaser hereunder to the extent that such access may reasonably be required by the Seller or any Subsidiary in connection with matters relating to or affected by the operations of the Acquired Assets prior to the Effective Date. Such access shall be afforded by the Purchaser upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.01. If the Purchaser shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Purchaser shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller's expense, to segregate and remove such books and records as the Seller may select.

                           (c) For a period of six years after the Closing Date,
the Purchaser and its representatives shall have reasonable access to all of the books and records relating to the Acquired

Assets which the Seller or any of the Subsidiaries may retain after the Closing Date. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours. The Purchaser shall be solely responsible for any costs and expenses incurred by it pursuant to this Section
5.01. If the Seller or any of the Subsidiaries shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Seller shall, prior to such disposition, give the Purchaser a reasonable opportunity, at the Purchaser's expense, to segregate and remove such books and records as the Purchaser may select.

                  5.02 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under the Acquisition Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring prior to the Effective Time involving the Seller or any Subsidiary, each of the other Parties will cooperate with each other and their counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor).

                  5.03 Transition. Neither the Seller nor any Subsidiary will take any action that is designed or intended to have the effect of discouraging any Transferred Client from maintaining the same business relationships with the Purchaser after the Closing as it maintained with the Seller or a Subsidiary prior to the Closing. Except as provided by the Transition Services Agreement, the Seller and each Subsidiary will refer all Transferred Client inquiries relating to the Acquired Assets to the Purchaser from and after the Closing. The Seller and each Subsidiary shall cooperate with and use commercially reasonable efforts to assist the Purchaser in obtaining consents of other parties to assignments of any of the Acquired Assets not obtained prior to the date hereof. The Purchaser shall be entitled to all payments under the Client Service Agreements attributable to services performed by the Purchaser (or its designee) under any Client Service Agreement from and after the Effective Time, and the Seller shall be entitled to all amounts paid by Transferred Clients under the Client Service Agreements for services performed by the Seller or a Subsidiary prior to the Effective Time. Each Party shall promptly deliver to the other any money or document it receives that belongs to the other Party.

                  5.04 Confidentiality. The terms of the Confidentiality Agreement between the Purchaser and the Seller dated as of January 27, 2003 (the "Confidentiality Agreement") shall continue to remain in effect.

                  5.05 Covenant Not to Compete.

                           (a) For a period of five (5) years from and after the
Closing Date, each of the Seller and each Subsidiary agrees that it will not (i) directly or indirectly, perform or provide, directly or indirectly, any PEO Services in the Territory; (ii) solicit or attempt to solicit, directly or indirectly, any Transferred Client for the purpose of providing any PEO Service; or (iii) solicit or attempt to solicit or hire away any Designated Employee who becomes an employee of the Purchaser after the Closing.

                           (b) If the final judgment of a court of competent
jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

                  5.06 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Purchaser and the Seller for certain tax matters following the Closing Date:

                           (a) The Purchaser and the Seller shall cooperate
fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other's reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. The Seller and the Purchaser agree (i) to retain all books and records with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the party so requests, to allow the other party to take possession of such books and records.

                           (b) The Purchaser and the Seller further agree, upon
reasonable request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax imposed (including with respect to the transactions contemplated herein).

                  5.07 WARN Act. The Seller shall retain (and shall be solely responsible for) any and all obligations and liabilities that may arise with respect to any employees of the Seller or any Subsidiary other than the Designated Employees listed under Employment Category 1 or 2 on the Schedule of Designated Employees (the "Specified Employees"), as a result of the transactions contemplated by this Agreement, under the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.A. Sections 2101, et. seq. (the "WARN Act"). Such liability of the Seller is referred to as the "Seller WARN Act Liability." The Purchaser shall be solely responsible for any and all obligations and liabilities that may arise after the Effective Time with respect to any of the Specified Employees as a result of the transactions contemplated by this Agreement under the WARN Act (the "Purchaser WARN Act Liability").

                  5.08 Agreements with Referral Sources. For a period of 90 days following the Closing Date, the Seller and the Subsidiaries shall cooperate fully with the Purchaser to assist the Purchaser in effecting new business referral arrangements and agreements with each of the Referral Sources, to be effective after the Closing Date.

                  5.09 Voluntary Correction Program. As soon as administratively practicable after the Closing Date, in connection with the Purchaser's assumption of up to $200,000 of the Top Heavy Liability pursuant to Section 6.02(c), the Purchaser shall (i) amend, or cause to have amended, the VCP Submission to provide that the Purchaser shall correct the operational failure related to contributions required under section 416 of the Code in accordance with Appendix A, Section .02 of Internal Revenue Service Procedure 2003-44 and
(ii) take any and all necessary and advisable actions in order to obtain, and meet the terms of, a compliance statement from the IRS in response to the VCP Submission as so amended.

         6.0 REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  6.01 Survival of Representations, Warranties, Covenants and Agreements.

                           (a) All of the representations and warranties of the
Seller and the Subsidiaries contained in Sections 3.05, 3.07 and 3.13 shall survive the Closing (even if the Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect subject only to any applicable statutes of limitations.

                           (b) All of the other representations, warranties and
covenants of the Seller shall survive the Closing (even if the Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect, subject to any applicable statutes of limitations for a period of one (1) year from the Closing Date except that the provisions of Sections 5.01 and 5.05 shall continue in effect for the period of time specified therein. All of the representations, warranties and covenants of the Purchaser shall survive the Closing (even if the Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect, subject to any applicable statutes of limitations for a period of one (1) year from the Closing Date except that the provisions of Section 5.01 shall continue in effect for the period of time specified therein and the provisions of Section 5.09 and the provisions of the Assignment and Assumption Agreements shall continue in effect subject only to any applicable statutes of limitations.

                  6.02 Indemnification Provisions for Benefit of the Purchaser.

                           (a) In the event that the Seller breaches any of its
representations, warranties, covenants and agreements contained in this Agreement, and, provided that the Purchaser makes a written claim for indemnification against the Seller within the time period set forth in Section 6.01(a) or (b), as applicable, the Seller agrees to indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer resulting from, arising out of or caused by the breach, subject to the limitations provided in Section 6.02(d).

                           (b) The Seller also agrees to indemnify the Purchaser
from and against the entirety of any Adverse Consequences the Purchaser may suffer resulting from, arising out of, in connection with, or caused by:

                                    (i) (A) any act, event, occurrence or
                  circumstances in respect of or relating to the Acquired Assets prior to the Effective Time (other than any Assumed Liability or the Purchaser WARN Act Liability); or

                                        (B) any Liability of the Seller for
                  unpaid Taxes with respect to any Tax year or portion thereof ending before the Effective Time (or for any Tax year beginning before and ending after the Effective Time to the extent allocable to the portion of such period beginning before and ending immediately prior to the Effective Time);

                  provided, however, that the Purchaser must make a written claim for any indemnification against the Seller under this
                  Section 6.02(b)(i) on or prior to the first anniversary of the Closing Date and the aggregate amount payable by the Seller under this Section 6.02(b)(i) shall be limited as provided in
                  Section 6.02(d);

                                    (ii) any Assumed Employee Plan, except as
                  otherwise provided in Sections 6.02(c), 6.03(c) and 7.01(a). The obligations of the Seller and the Subsidiaries under this
                  Section 6.02(b)(ii) shall survive the Closing Date and continue in full force and effect subject only to any applicable statutes of limitations, subject to the limitations provided in Section 6.02(d); or

                                    (iii) any Excluded Liability. The
                  obligations of the Seller and the Subsidiaries under this
                  Section 6.02(b)(iii) shall survive the Closing Date and continue in full force and effect subject only to any applicable statutes of limitations, subject to the limitations provided in Section 6.02(d);

provided, however, the Adverse Consequences must be a direct result of a condition that arose prior to the Effective Time and relate to an action or failure to act on the part of the Seller or a Subsidiary.

                           (c) The Seller also agrees to indemnify the Purchaser
from and against the Top Heavy Liability but only to the extent that the Top Heavy Liability exceeds $200,000 (it being understood that the Purchaser is assuming liability for up to $200,000 of the Top Heavy Liability, as provided in
Section 6.03(c)). The liability of the Seller under this Section 6.02(c) shall survive the Closing Date and continue in full force and effect subject only to any applicable statutes of limitations, subject to the limitations provided by
Section 6.02(d).

                           (d) The Seller shall only be obligated to indemnify
the Purchaser pursuant to Sections 6.02(a) and 6.02(b) to the extent that the amount of Adverse Consequences suffered by the Purchaser exceeds $100,000 (it being understood that such $100,000 shall be a deductible for which the Purchaser shall have no right to be indemnified). In no event will the aggregate amount payable by the Seller to the Purchaser for indemnification for any and all claims under Section 6.02(a), 6.02(b) and 6.02(c) exceed $2,500,000.

                           (d) In order to secure the availability of funds to
satisfy the indemnification obligations of the Seller pursuant to Sections 6.02(a), 6.02(b) and 6.02(c), $2,500,000 of the Purchase Price shall be deposited into an escrow account (the "Escrow Account") with The Bank of Tampa as escrow agent (the "Escrow Agent") to be held and disbursed pursuant to the provisions of the escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit F. Any amount payable by the Seller under Sections 6.02(a), 6.02(b) or 6.02(c) shall be satisfied first by funds held in the Escrow Account.

                  6.03 Indemnification Provisions for Benefit of the Seller.

                           (a) In the event the Purchaser breaches any of its
representations, warranties, covenants and agreements contained in this Agreement and provided that the Seller makes a written claim for indemnification against the Purchaser prior to the first anniversary of the Closing Date, then the Purchaser agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, or caused by the breach, subject to the limitations provided in Section 6.03(d).

                           (b) The Purchaser also agrees to indemnify the Seller
from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, in connection with, or caused by:

                                    (i) any act, event, occurrence or
         circumstances in respect of or relating to the Acquired Assets after the Effective Time; or

                                    (ii) any Liability of the Purchaser for
         unpaid Taxes with respect to any Tax year or portion thereof ending after the Effective Time (or for any Tax year beginning before and ending after the Effective Time to the extent allocable to the portion of such period beginning after the Effective Time);

provided, however, that the Seller must make a written claim for any indemnification against the Purchaser under Sections 6.03(b)(i) and 6.03(b)(ii) on or prior to the first anniversary of the Closing Date; and the aggregate amount payable by the Purchaser under Sections 6.03(b)(i) and 6.03(b)(ii) shall be limited as provided in Section 6.03(c); or

                                    (iii) any Assumed Liability. The obligations
         of the Purchaser under this Section 6.03(b)(iii) shall survive the Closing Date and continue in full force and effect subject only to any applicable statutes of limitations, subject to the limitations provided in Section 6.03(d);

provided, however, the Adverse Consequences must be a direct result of a condition that arises after the Closing Date and relates to an action or failure to act on the part of the Purchaser.

                           (c) The Purchaser also agrees to indemnify the Seller
from and against the Top Heavy Liability but only to the extent of $200,000 (it being understood that the Seller is retaining liability for Top Heavy Liability to the extent such liability exceeds $200,000 and as provided in Section 6.02(c) and 6.02(d)). The liability of the Seller under this Section 6.03(c) shall survive the Closing Date and continue in full force and effect subject only to any applicable statutes of limitations.

                           (d) The Purchaser shall only be obligated to
indemnify the Seller pursuant to Sections 6.03(a) and 6.03(b) to the extent that the amount of the Adverse Consequences suffered by the Seller exceeds $100,000 (it being understood that such $100,000 shall be a deductible for which the Seller shall have no right to be indemnified). In no event will the aggregate amount payable by the Purchaser to the Seller for indemnification for any and all claims under Sections 6.03(a) and 6.03(b) exceed $2,500,000.

                  6.04 Matters Involving Third Parties.

                           (a) If any Third Party shall notify any Party (the
"Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party"), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (b) Any Indemnifying Party will have the right to
defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will assume the defense of such Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. So long as the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

                           (c) In the event any of the conditions in
Subparagraph 6.04(b) is or becomes unsatisfied, (i) the Indemnified Party may assume the defense of the Third Party Claim with counsel of its choice, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for any Adverse Consequences suffered by the Indemnified Party in defending against the Third Party Claim, and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided by this Agreement.

                           (d) The Indemnified Party will not consent to the
entry of any judgment or enter into any settlement with respect to any Third Party Claim if such settlement would obligate the Indemnifying Party to pay money (other than any deductible provided by Section 6.02(d) or 6.03(d) above), perform obligations or admit liability without the prior written consent of the Indemnified Party (not to be withheld unreasonably), and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim if such settlement would obligate the Indemnified Party to pay money, perform obligations or admit liability without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

                  6.05 Exclusive Remedies. Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), this Article 6.0 and Section 7.15 shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).

                  6.06 Mitigation. Each of the Parties agrees to take all reasonable steps to mitigate their respective Adverse Consequences upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Adverse Consequences that are indemnifiable hereunder.

         7.0 MISCELLANEOUS.

                  7.01 Employee Matters.

                           (a) The Purchaser shall assume the Seller's
obligation to provide or continue to provide, as the case may be, COBRA health continuation coverage to existing participants, including all existing "qualified beneficiaries" (within the meaning of section 4980B(g)(i) of the Code), under the EPIX Employee Health Benefit Plan (collectively, "Qualified Beneficiaries") to the extent the Qualified Beneficiaries experience or have experienced, as the case may be, a "qualifying event", within the meaning of
Section 4980B(f)(3) of the Code, prior to or in connection with the transactions contemplated by this Agreement. Purchaser shall not be obligated to provide COBRA health continuation coverage to the Qualified Beneficiaries to an extent any greater than the obligations imposed upon the Seller and its affiliates by the provisions of Section 4980B of the Code and applicable Treasury regulations promulgated thereunder. For purposes of the immediately preceding sentence, Purchaser shall not take the position that Seller and its affiliates cease to provide any group health plan solely in the event that health coverage is provided to the remaining employees of Seller and its affiliates by a professional employer organization.

                           (b) Effective as of the Effective Time, the Purchaser
shall assume the Seller's position as primary sponsor of the Assumed Employee Plans and shall make any amendment to any Assumed Employee Plan as required by the Internal Revenue Service (the "IRS") in connection with any determination letter application pending with the IRS on the date hereof and Seller shall relinquish its position as the primary sponsor of such plans, including any and all of the rights, powers and authority attendant thereto. Purchaser and Seller shall take any and all necessary and advisable actions in order to cause sponsorship of the Assumed Employee Plans and their related trusts (or other funding vehicle) to be transferred, effective as of the Closing Date, from Seller to Purchaser.

                  7.02 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure, and to allow such other Party the opportunity to review and comment on such disclosure).

                  7.03 No Third Party Beneficiaries. Except as provided in Sections 2.08 and 7.01, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  7.04 Entire Agreement. This Agreement, and the other Acquisition Documents (including the documents referred to herein) constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  7.05 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  7.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  7.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.08 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Seller or any Subsidiary:

                  EPIX Holdings Corporation
                  3710 Corporex Drive, Suite 300
                  Tampa, FL  33619
                  Attention:  Thomas S. Taylor
                  Telephone:  800-233-9574
                  Fax:  813-371-9507

                  Copy to:

                  Sidley Austin Brown & Wood LLP
                  Bank One Plaza
                  10 S. Dearborn Street
                  Chicago, IL 60603
                  Attention: Dennis V. Osimitz
                  Telephone: (312) 853-7000
                  Fax: (312) 853-7036

                  If to the Purchaser:

                  Gevity HR, Inc.
                  600 301 Boulevard West
                  Suite 202
                  Bradenton, FL 34205
                  Attn: Greg M. Nichols, Esq.
                  Telephone: 941-741-4330
                  Fax: 941-741-4651

                  Copy to:

                  Powell, Goldstein, Frazer & Murphy LLP
                  Sixteenth Floor
                  191 Peachtree Street, N.E.
                  Atlanta, GA 30303
                  Attn: G. William Speer, Esq.
                  Phone: 404-572-6600
                  Fax: 404-572-6999

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  7.09 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  7.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  7.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  7.12 Expenses. Each of the Purchaser and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein; provided, that any sales Tax, use Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Acquired Assets shall be paid by the Purchaser.

                  7.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. References to the singular shall include the plurals and vice versa.

                  7.14 Incorporation of Exhibits and Schedules. The Exhibits, Glossary of Terms, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  7.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

                                    * * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first above written.

                             GEVITY HR, INC.

                             By: /s/ Erik Vonk
                                ------------------------------------------------
                                Name: Erik Vonk
                                Title: Chairman and Chief Executive Officer

                             EPIX HOLDINGS CORPORATION

                             By: /s/  Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer
                                      ------------------------------------------

                             EPIX I, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name:    Thomas S. Taylor
                                Title:   President and Chief Executive Officer

                             EPIX II, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX RETAIL, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX WHOLESALE, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX LEGAL, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX VI, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX VII, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX VIII, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX MANAGEMENT SERVICES, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX IX, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX OPERATIONS SERVICES, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX RESOURCES, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX XI, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX XII, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX XIII, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                             EPIX XIV, INC.

                             By: /s/ Thomas S. Taylor
                                ------------------------------------------------
                                Name: Thomas S. Taylor
                                Title: President and Chief Executive Officer

                                GLOSSARY OF TERMS

         1.0 Definitions.

                  1.1. "Acquired Assets" means all of the following as of the Closing Date, but excluding the Excluded Assets: (i) all right, title and interest of the Seller and each of the Subsidiaries in, under and to (A) each of the Client Service Agreements for the Transferred Clients; (B) the Insurance Contracts; (C) the Assumed Employee Plans; and (D) the Other Agreements; (ii) the Books and Records; and (iii) all right, title and interest of the Seller and each of the Subsidiaries in, under and to each non-solicitation and non-compete agreement between the Seller or a Subsidiary and any Designated Employee who accepts the offer of employment given by the Purchaser pursuant to Section 2.08.

                  1.2. "Acquisition Documents" means this Agreement and all transfer documents, assumption agreements or other documents or agreements related to the consummation of the transactions contemplated in this Agreement.

                  1.3. "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, in each case, net of any insurance proceeds received in respect thereof; provided, that, Adverse Consequences shall not include punitive, special or consequential or opportunity cost damages of any kind or the loss of anticipated or future business profits.

                  1.4. "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  1.5. "Agreement" has the meaning set forth in the Preface.

                  1.6. "AIG" means AIG Risk Management, Inc.

                  1.7. "Assumed Employee Plans" has the meaning set forth in
Section 3.13(a).

                  1.8. "Assumed Liabilities" means all of the obligations and Liabilities of the Seller or any Subsidiary arising after the Effective Time and pursuant to (A) the Client Service Agreements; (B) the Insurance Contracts; (C) the Assumed Employee Plans, including the Liabilities associated with the Purchaser's assumption of the Seller's obligation to provide COBRA health continuation coverage as described in Section 7.01(a) and the Top Heavy Liability up to, but not in excess of, $200,000; and (D) the Other Agreements, but excluding the Excluded Liabilities.

                  1.9. "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

                  1.10. "Books and Records" means all existing data, data bases, books, records, correspondence, business plans and projections, records of sales, client lists, files, papers, and, to the extent permitted under applicable law or regulation, copies of historical personnel, payroll and medical records of the Worksite Employees in the possession of the Seller or any Subsidiary, including employment applications, corrective action reports, disciplinary reports, other similar documents, and any summaries of such documents prepared by a Transferred Client, the Seller or any Subsidiary and in the possession of the Seller or any Subsidiary; all reported workers' compensation or medical claims made for each Worksite Employee; and all manuals and printed material of the Seller or any Subsidiary relating to the Acquired Assets.

                  1.11. "Client Service Agreement" means each contract between the Seller and/or a Subsidiary, on the one hand, and a client, on the other hand, pursuant to which the Seller and/or a Subsidiary provide PEO Services to such client.

                  1.12. "Closing" means the closing of the transactions contemplated by this Agreement.

                  1.13. "Closing Date" means March 26, 2004

                  1.14. "COBRA" has the meaning set forth in Section 3.13(e).

                  1.15. "Code" means the Internal Revenue Code of 1986, as amended.

                  1.16. "Designated Employees" means the employees of the Seller listed on the Schedule of Designated Employees referred to in Section 2.08.

                  1.17. "Disclosure Schedule" has the meaning set forth in
Section 3.0.

                  1.18. "Effective Time" has the meaning set forth in Section 2.04.

                  1.19. "Employee Welfare Benefit Plan" has the meaning set forth in Section 3.13(e).

                  1.20. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  1.21. "ERISA Affiliate" has the meaning set forth in Section 3.13(a).

                  1.22. "Escrow Agent" has the meaning set forth in Section 6.02(d).

                  1.23. "Escrow Agreement" has the meaning set forth in Section 6.02(d).

                  1.24. "Excluded Assets" means all assets of the Seller or any of the Subsidiaries not explicitly included in the Acquired Assets, including the following:

                           (i) all amounts paid to or deposited with Seller or
any Subsidiary under the Client Service Agreements prior to the Effective Time and any administrative fees which are payable thereunder, in each case with respect to services performed by Seller and the Subsidiaries prior to the Effective Date, except as otherwise provided in the Apportionment Schedule;

                           (ii) all rights of Seller and the Subsidiaries to any
refunds, reimbursements or similar payments under the Insurance Contracts relating to the period prior to the Closing;

                           (iii) all refunds (or credits) of any Tax for any Tax
year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date);

                           (iv) all leases, office equipment, fixtures,
furniture, supplies, software and software licenses of Seller and the Subsidiaries;

                           (v) all of Seller's and the Subsidiaries' rights,
claims or causes of action against Third Parties relating to the Acquired Assets with respect to the period prior to the Closing;

                           (vi) the names "EPIX" or any related or similar trade
names, trademarks, service marks or logos to the extent the same incorporate the name "EPIX"; and

                           (vii) the Marketing and Referral Agreements.

                  1.25. "Excluded Liabilities" means all obligations, commitments, or Liabilities of the Seller or any Subsidiary, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Acquired Assets or the PEO Business, except for the Assumed Liabilities. Without limiting the generality of the preceding sentence, the Purchaser shall not assume or become liable for any of the following obligations and Liabilities of the Seller or any Subsidiary:

                           (a) Any Liability or obligation arising out of any
employee benefit plan (other than the Assumed Employee Plans) (i) maintained by or covering employees or Worksite Employees of the Seller or any Subsidiary or
(ii) to which the Seller or any Subsidiary has made any contribution or to which the Seller or any Subsidiary could be subject to any Liability;

                           (b) Any losses, costs, expenses, damages, claims,
demands and judgments of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to or arising out of or in connection with Seller's failure to comply with the bulk transfer, bulk sales, or any similar statute as enacted in any jurisdiction, domestic or foreign;

                           (c) Any Liability or obligation arising out of any
action or failure to act by the Seller or any Subsidiary prior to the Effective Time under (i) any of the Client Service Agreements, (ii) any of the Insurance Contracts, (iii) any of the Assumed Employee Plans; provided, that the Purchaser shall assume the Top Heavy Liability as and to the extent provided in Section 6.03(c); (iv) any of the Marketing and Referral Agreements, or (v) any of the Other Agreements;

                           (d) Any Liability of the Seller or any Subsidiary
with respect to any claim or cause of action, regardless of when made or asserted, which arises (i) out of or in connection with the PEO Business or the Acquired Assets prior to the Effective Time or (ii) with respect to any service provided by the Seller or any Subsidiary prior to the Closing Date;

                           (e) Any Liabilities or obligations of the Seller or
any Subsidiary relating to the Excluded Assets;

                           (f) Any Liabilities or obligations of the Seller or
any Subsidiary to process any payroll for any Transferred Client for which money has been deposited with the Seller or a Subsidiary prior to the Effective Time;

                           (g) Any Liabilities or obligations of the Seller or
any Subsidiary to any Designated Employee, including Liabilities and obligations arising by reason of the Seller's or any Subsidiary's employment or termination of employment of a Designated Employee; and

                           (h) Any Liabilities or obligations of the Seller or
any Subsidiaries under the Marketing and Referral Agreements.

                  1.26. "Governmental Authorization" means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  1.27. "Governmental Body" means any federal, state, local, municipal, foreign or other government or any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers).

                  1.28. "Indemnified Party" has the meaning set forth in Section 6.04.

                  1.29. "Indemnifying Party" has the meaning set forth in
Section 6.04.

                  1.30. "Initial Schedule of Transferred Clients" shall have the meaning specified in Section 2.05(a).

                  1.31. "Insurance Contracts" means collectively the contracts and agreements listed on Schedule 3.09.

                  1.32. "IRS" has the meaning set forth in Section 7.01(b).

                  1.33. "Knowledge" means actual knowledge and with respect to the Seller, means the Knowledge of Thomas S. Taylor, the President and Chief Executive Officer of the Seller, Jim O'Drobinak, the Chief Financial Officer of the Seller, and Alex Triose, the acting General Counsel of the Seller.

                  1.34. "Labor Claims" means claims based on an employment relationship or termination of an employment relationship.

                  1.35. "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of law, code, regulation, statute or treaty.

                  1.36. "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.

                  1.37. "Marketing and Referral Agreements" has the meaning set forth in Section 3.19.

                  1.38. "Other Agreements" means the contracts and agreements listed on Schedule 1.1.

                  1.39. "Party" has the meaning set forth in the Preface.

                  1.40. "PEO Business" has the meaning set forth in the Recitals.

                  1.41. "PEO Services" means the services provided by the Seller and/or a Subsidiary to the Transferred Clients under Client Service Agreements as part of the PEO Business.

                  1.42. "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

                  1.43. "Preface" means the first paragraph of this Agreement.

                  1.44. "Proceeding" has the meaning set forth in Section
3.13(h).

                  1.45. "Purchase Price" has the meaning set forth in Section 2.03.

                  1.46. "Purchaser" has the meaning set forth in the Preface.

                  1.47. "Purchaser WARN Act Liability" has the meaning set forth in Section 5.07.

                  1.48. "Referral Source" has the meaning set forth in Section 3.19.

                  1.49. "Representative" with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.

                  1.50. "Schedule of Transferred Clients" shall have the meaning specified in Section 2.05(a).

                  1.51. "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

                  1.52. "Seller" has the meaning set forth in the Preface.

                  1.53. "Seller Material Adverse Effect" has the meaning set forth in Section 3.01(a).

                  1.54. "Short-Rate Penalty" means the adjusted amount determined pursuant to the second bullet point on page 3 under the heading "Insurance Company Expense Annual Adjustment in the EPIX bound proposal dated August 29, 2003 from AIG, as modified by letter dated March 26, 2004, each as attached as schedule 1.2, following early termination of the policy.

                  1.55. "Specified Employees" has the meaning set forth in
Section 5.07.

                  1.56. "Subsidiary" and "Subsidiaries" means individually and collectively the corporations identified on Exhibit A.

                  1.57. "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  1.58. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  1.59. "Territory" means the 48 contiguous states in the United States of America.

                  1.60. "Third Party" means any Person who is not a Party.

                  1.61. "Third Party Claim" has the meaning set forth in Section 6.04(a).

                  1.62. "Top Heavy Liability" shall mean an amount equal to that amount of past due contributions (estimated to be $147,000) and earnings thereon to be paid to the EPIX 401(k) Retirement Savings Plan and the EPIX 401(k) Terminating Plan (and the predecessor plans thereto) (the "Plans") in order to receive a compliance statement from the IRS in response to the VCP Submission, as amended as described in Section 5.09.

                  1.63. "Transferred Client" and "Transferred Clients" means individually and collectively each client who is party to a Client Services Agreement with Seller and/or a Subsidiary.

                  1.64. "VCP Submission" means the voluntary correction program submission dated February 18, 2004 submitted to the Internal Revenue Service on behalf of EPIX, Inc. by Myers & Russell, P.A.

                  1.65. "WARN Act" has the meaning set forth in Section 5.07.

                  1.66. "Worksite Employees" means the employees of the Transferred Clients who by reason of the Client Service Agreements are also employed by a Subsidiary of the Seller.

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